Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Aon plc for the offer to exchange up to $255,946,000 aggregate principal amount of outstanding notes and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of Aon plc, and the effectiveness of internal control over financial reporting of Aon plc, included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 25, 2013